Exhibit 99.1

VIVUS, Inc.	Investor Relations:	Media Relations:
Timothy E. Morris	The Trout Group	Joele Frank, Wilkinson Brimmer Katcher
Chief Financial Officer	Brian Korb	Matthew Sherman
morris@vivus.com	bkorb@troutgroup.com	msherman@joelefrank.com
	646-378-2923	212-355-4449
Dana B. Shinbaum
Corporate Development	Morrow & Co., LLC	Jennifer Beugelmans
& Investor Relations	Joseph J. Mills	jbeugelmans@joelefrank.com
shinbaum@vivus.com	jmills@morrowco.com	212-355-4449
203-658-9423

VIVUS ANNOUNCES RICHARD FANTE, FORMER PRESIDENT U.S.
AND CEO NORTH AMERICA, ASTRAZENECA, TO SERVE AS SENIOR ADVISOR

MOUNTAIN VIEW, Calif., May 7, 2013 — VIVUS, Inc. (NASDAQ: VVUS; the Company) today announced that Richard Fante, former president U.S., CEO North America and regional vice president Americas at AstraZeneca, has agreed to provide advisory services to the Company.  In this role, Mr. Fante will advise the Company regarding commercial options to access the primary care market and maximize the value of Qsymia® (phentermine and topiramate extended-release) capsules CIV.

Mr. Fante has more than 20 years of experience in the pharmaceuticals sector. He has an established track record of constructing and managing strong teams and aligning large and small organizations to deliver results. His scope of responsibilities has ranged from building iconic pharmaceutical brands to leading an organization in excess of 7,000 employees and revenues of more than $12 billion. Among his main accomplishments at AstraZeneca were establishing Nexium®, Crestor® and Seroquel® as three of the top 10 brands in the U.S. through well-articulated brand strategies and focused marketing and sales execution.

“We are excited to have an executive of Richard Fante’s caliber advising VIVUS at this critical time,” commented Leland Wilson, chief executive officer of VIVUS. “With the recent FDA approval of the REMS modification for Qsymia, and more payors recognizing medical obesity treatment, VIVUS is making significant progress on its commercialization strategies. Rich’s vast experience and unique perspectives building several primary care products into market-leading brands will be extremely valuable as we seek to expand Qsymia’s primary care presence.”

Mr. Fante began his pharmaceutical career as a sales representative. In 1995, Mr. Fante joined AstraZeneca, where he rose through the commercial ranks and was promoted to various senior management roles within the organization, culminating in his appointment as president of the U.S. business in 2008 and CEO for North America in 2009. In 2011, he assumed responsibility for Central and South America. He holds a bachelor’s degree in biology from Princeton University and a master’s in business administration from the University of North Carolina.

About Qsymia

Qsymia® (phentermine and topiramate extended-release) capsules CIV is approved in the U.S. and is indicated as an adjunct to a reduced-calorie diet and increased physical activity for chronic weight management in adults with an initial body mass index (BMI) of 30 kg/m2 or greater (obese) or 27 kg/m2 or greater (overweight) in the presence of at least one weight-related medical condition such as high blood pressure, type 2 diabetes, or high cholesterol.

The effect of Qsymia on cardiovascular morbidity and mortality has not been established. The safety and effectiveness of Qsymia in combination with other products intended for weight loss, including prescription and over-the-counter drugs, and herbal preparations, have not been established.

Important Safety Information

Qsymia (phentermine and topiramate extended-release) capsules CIV is contraindicated in pregnancy; in patients with glaucoma; in hyperthyroidism; in patients receiving treatment or within 14 days following treatment with monoamine oxidase inhibitors (MAOIs); or in patients with hypersensitivity to sympathomimetic amines, topiramate, or any of the inactive ingredients in Qsymia.

Qsymia can cause fetal harm. Females of reproductive potential should have a negative pregnancy test before treatment and monthly thereafter and use effective contraception consistently during Qsymia therapy. If a patient becomes pregnant while taking Qsymia, treatment should be discontinued immediately, and the patient should be informed of the potential hazard to the fetus.

The most commonly observed side effects in controlled clinical studies, 5% or greater and at least 1.5 times placebo, include paraesthesia, dizziness, dysgeusia, insomnia, constipation, and dry mouth.

About VIVUS

VIVUS is a biopharmaceutical company commercializing and developing innovative, next-generation therapies to address unmet needs in obesity, sleep apnea, diabetes and sexual health. For more information about the company, please visit www.vivus.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks, uncertainties and other factors, including risks and uncertainties related to the expansion of Qsymia’s primary care presence and our strategic and franchise-specific pathways for Qsymia. These risks and uncertainties could cause actual results to differ materially from those referred to in these forward-looking statements. The reader is cautioned not to rely on these forward-looking statements. Investors should read the risk factors set forth in VIVUS’s Form 10-K for the year ending December 31, 2012, as amended by the Form 10-K/A filed on April 30, 2013, and periodic reports filed with the Securities and Exchange Commission. VIVUS does not undertake an obligation to update or revise any forward-looking statements.

Important Additional Information

VIVUS, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from VIVUS stockholders in connection with the matters to be considered at VIVUS’s 2013 Annual Meeting of Stockholders. VIVUS intends to file a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from VIVUS stockholders. INVESTORS AND STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND ACCOMPANYING PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with VIVUS’s 2013 Annual Meeting of Stockholders. Information regarding the direct and indirect beneficial ownership of VIVUS’s directors and executive officers in VIVUS securities is included in their SEC filings on Forms 3, 4 and 5, and additional information can also be found in VIVUS’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on February 26, 2013, Amendment No. 1 to VIVUS’s Annual Report on Form 10-K/A filed with the SEC on April 30, 2013, and in VIVUS’s definitive proxy statement on Schedule 14A in connection with VIVUS’s 2012 Annual Meeting of Stockholders, filed with the SEC on April 25, 2012. Stockholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by VIVUS with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of VIVUS’s corporate website at www.vivus.com.